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                                                                     Exhibit 5.1



                               November 22, 1996




SyQuest Technology, Inc.
47071 Bayside Parkway
Fremont, CA  94538

          Re:SyQuest Technology, Inc. - Registration Statement on Form S-3
             -------------------------------------------------------------

Ladies and Gentlemen:

     We are counsel for SyQuest Technology, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 14,986,586 shares of Common Stock, par value $.001 per share of the Company (the "Common Stock"). It is our opinion that the shares of Common Stock to be offered and sold pursuant to the Registration Statement, as issued, or when issued upon the conversion of or in lieu of payment of cash dividends on certain shares of the Company's Preferred Stock or the exercise of certain warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 of the Registration Statement.

                                    Sincerely yours,

                                    SHARTSIS, FRIESE & GINSBURG, LLP



                                    By:  /s/ Douglas L. Hammer
                                         DOUGLAS L. HAMMER